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Exhibit 4.4

PIONEER DRILLING COMPANY
2003 STOCK PLAN

        1.     Purpose. This 2003 Stock Plan (the "Plan") is intended to provide incentives (a) to the officers and employees of Pioneer Drilling Company (the "Company", including any entity that assumes this Plan), its parent (if any) and any present or future subsidiaries of the Company (collectively, "Related Corporations"), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code") ("ISO" or "ISOs"); (b) to directors, officers, employees and consultants of the Company and Related Corporations, or any other person or entity, including persons providing regular services to the Company or Related Corporations ("Other Person or Entity"), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); and (c) to outside directors by providing each of them with the Non-Qualified Option grants as provided herein ("Outside Directors' Options").

        ISOs, Non-Qualified Options and Outside Directors' Options are referred to hereafter individually as an "Option" and collectively as "Options." Recipients of such Options are hereafter referred to individually as an "Optionee" and collectively as "Optionees." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation" respectively, as those terms are defined in Sections 424(e) and 424(f) of the Code.

        2.     Administration of the Plan. The Plan shall be administered (i) to the extent required by Rule 16b-3 or any successor or amended rule ("Rule 16b-3") promulgated pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), or the qualified performance-based compensation exception of Section 162(m) of the Code ("Section 162(m)"), by an administrator or administrators who are "non-employee directors" within the meaning of Rule 16b-3 and/or "outside directors" within the meaning of Section 162(m), as applicable, and (ii) in all other cases, by such administrator or administrators as the Board of Directors of the Company (the "Board") may designate (collectively, the "Administrators"). Furthermore, the Administrator(s) shall meet any required criteria set forth on the rules of the exchange on which the Common Stock is listed. Subject to the terms of the Plan, the applicable Administrator shall have the authority to (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 1 to receive ISOs) to whom ISOs may be granted and to determine (from among the class of individuals and entities eligible under paragraph 1 to receive Non-Qualified Options) to whom Non-Qualified Options may be granted; (ii) determine the time or times at which Options may be granted and approve the form of agreement as provided in paragraph 7; (iii) determine the number of shares of Common Stock (subject to the provisions of paragraph 3) and the exercise price of shares subject to each Option (subject to the requirements of paragraph 4 with respect to ISOs and paragraph 5 with respect to Non-Qualified Options); (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option subject to the provisions of paragraph 1; (v) determine the vesting schedule of each Option, the time or times when each Option shall become exercisable and the duration of the exercise period (subject to paragraph 4 with respect to ISOs and paragraph 5 with respect to Non-Qualified Options); (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options and the nature of such restrictions, if any; and (vii) interpret the Plan and prescribe and rescind rules and regulations relating to it; however, neither the Board nor the applicable Administrator shall have any authority to determine whether or when an outside director shall receive or exercise Outside Directors' Options (or to determine the exercise price of such Outside Directors' Options) other than to ensure compliance with the terms of the Plan with respect to Outside Directors' Options. The interpretation and construction by the applicable Administrator of any provisions of the Plan or of any Option granted under it shall be final unless otherwise determined by the Board. Administrators or the Board may from time to time adopt such rules and regulations for carrying out the Plan, as they may deem best. No member of the Board, any Administrator or the Company shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

        3.     Stock. The stock subject to the Options shall be authorized but unissued shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 3,000,000; provided, however, that in no event shall the number of shares of Common Stock subject to, and issued upon the exercise of ISOs exceed 3,000,000 in the aggregate; and provided, further, that the maximum number of shares of Common Stock issuable under the Plan to any employee of the Company in any calendar year shall not exceed 3,000,000. The number of shares authorized for the grant of Options under the Plan shall be subject to adjustment as provided in paragraph 8. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full, or shall cease for any reason to be exercisable in whole or in part, or if the Company does not deliver all shares subject to an Option (by reason of tax withholding or otherwise) or reacquires any unvested shares issued pursuant to any Option, the unpurchased or undelivered shares subject to such Options and any unvested shares so reacquired by the Company shall again be available for grants of Options under the Plan to the extent permitted by applicable law and exchange listing requirements.

        4.     ISO Provisions. Any of the following provisions shall have no force or effect if its inclusion in the Plan is not necessary for Options issued as ISOs to qualify as ISOs pursuant to the Code and the regulations issued thereunder.

          A.    Grant of ISO. All ISOs shall be granted under the Plan within ten (10) years of the date of the Plan's adoption by the Board or the date the Plan receives the requisite shareholder approval, whichever is earlier.

          B.    Minimum Option Price for ISOs.

              (i)  The price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the Fair Market Value (defined below) per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Corporation (including shares attributable to the employee pursuant to the provisions of Section 424(d) of the Code), the price per share specified in the agreement relating to such ISO shall not be less than 110 percent of the Fair Market Value per share of Common Stock on the date of grant.

             (ii)  Notwithstanding the designation of an Option as an ISO, to the extent the aggregate Fair Market Value (determined at the time the ISO is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Related Corporation) exceeds $100,000, such Options shall be treated as Non-Qualified Options. For purposes of this paragraph 4(B)(ii), ISOs shall generally be taken into account in the order in which they were granted, except as otherwise required by applicable regulations.

            (iii)  The "Fair Market Value" of a share of Common Stock shall be determined as follows: (i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its "Fair Market Value" shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the applicable Administrator deems reliable; (ii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its "Fair

    Market Value" shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination; and (iii) in the absence of an established market for the Common Stock, the "Fair Market Value" shall be deemed to be (a) for Options granted to individuals other than an outside director, the fair market value of the Common Stock as determined by the applicable Administrator after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length or (b) for Options granted to outside directors, the fair market value of the Common Stock as determined by the Board, excluding all outside directors, after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

          C.    Duration of ISOs. Subject to earlier termination as provided in subparagraphs E and F hereunder, each ISO shall expire on the date specified by the applicable Administrator, but not more than (i) ten (10) years from the date of grant in the case of ISOs generally, and (ii) five (5) years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation (including shares attributable to the employee pursuant to the provisions of Section 424(d) of the Code). Subject to the foregoing provisions and such earlier termination as provided in said subparagraphs E and F, the term of each ISO shall be the term set forth in the option agreement for such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to subparagraph I below.

          D.    Eligible Employees. ISOs may be granted to any employee of the Company or any Related Corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan.

          E.    Effect of Termination of Employment on ISOs. If an ISO Optionee ceases to be employed by the Company or any Related Corporation other than by reason of death or disability (as such term is defined in subparagraph F hereunder), any ISO granted to such Optionee within the six-month period immediately preceding such termination shall be cancelled forthwith. With respect to any ISOs granted to such Optionee more than six months prior to such termination, no further installments of such ISOs shall become exercisable and his ISOs shall terminate after the passage of three (3) months from the date of termination of his employment, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to subparagraph I below, but in no event later than on their specified expiration dates. An employee shall not cease to be an employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or any Related Corporation or transfers between the Company and/or Related Corporations. For purposes of ISOs, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any ISO held by the Optionee shall terminate.

          F.     Effect of Death or Disability on ISOs. If an Optionee ceases to be employed by the Company or any Related Corporation by reason of his death, any ISO of his may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one (1) year of the death of the Optionee.

        If an Optionee ceases to be employed by the Company and all Related Corporations by reason of his disability, he shall have the right to exercise any ISO held by him on the date of termination of employment, to the extent of the number of shares with respect to which he could have exercised it on that date, at any time prior to the earlier of the date specified in the ISO agreement, the ISO's specified expiration date or one (1) year from the date of the termination of the Optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or successor statute.

          G.    Notice to Company of Disqualifying Dispositions. Each Optionee who receives an ISO must agree to notify the Company in writing immediately after the Optionee makes a "disqualifying disposition" of any Common Stock acquired pursuant to the exercise of an ISO. A "disqualifying disposition" is any disposition (including any sale) of such Common Stock before the later of (a) two (2) years after the date the employee was granted the ISO, or (b) one (1) year after the date the employee acquired Common Stock by exercising the ISO.

          H.    Other Requirements. ISOs shall be issued subject to such additional requirements as may be imposed from time to time by the Code or the regulations issued thereunder.

          I.     Conversion of ISOs into Non-Qualified Options; Termination of ISOs. The applicable Administrator, at the written request of any Optionee, may in its discretion take such actions as may be necessary to convert such Optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options. At the time of such conversion, the applicable Administrator (with the consent of the Optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the applicable Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with the provisions of paragraph 5 or any other paragraph of the Plan relating to Non-Qualified Options. Nothing in the Plan shall be deemed to give any Optionee the right to have such Optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The applicable Administrator, with the consent of the Optionee, may also terminate any portion of any ISO that has not been exercised at the time of such termination.

        5.     Non-Qualified Options.

        A.    Minimum Option Price. The price per share specified in the agreement relating to each Non-Qualified Option granted under the Plan shall not be less than the "Fair Market Value" (as defined in paragraph 4(B)(iii) per share of Common Stock on the date of such grant.

          B.    Duration of Non-Qualified Options. Each Non-Qualified Option shall expire on the date specified by the applicable Administrator, but not more than ten (10) years from the date of grant.

          C.    Vesting of Non-Qualified Options. Subject to any shorter or longer vesting period and any termination provisions which the applicable Administrator may impose in the applicable award agreement, a Non-Qualified Option shall be exercisable as follows: (i) 20% of the shares under the Non-Qualified Option shall be exercisable one (1) calendar year after the date of its grant, (ii) an additional 20% of the shares under the Non-Qualified Option shall be exercisable two (2) calendar years after the date of its grant, (iii) an additional 20% of the shares under the Non-Qualified Option shall be exercisable three (3) calendar years after the date of its grant, (iv) an additional 20% of the shares under the Non-Qualified Option shall be exercisable four (4) calendar years after the date of its grant, and (v) the last 20% of the shares under the Non-Qualified Option shall be exercisable five (5) calendar years after the date of its grant.

        6.     Outside Directors' Options.

          A.    Grant. Subject to the provisions of paragraph 6(E), upon becoming a director of the Company each outside director shall receive a fully-vested Non-Qualified Option to purchase 10,000 shares of Common Stock and on June 15 of each calendar year after the date the Plan is approved by the shareholders of the Company, each outside director then serving shall receive a fully-vested Non-Qualified Option to purchase 5,000 shares of Common Stock (individually, an "Outside Director's Option," and collectively, "Outside Directors' Options").

          B.    Minimum Purchase Price. The exercise price per share of the Outside Directors' Options shall not be less than the "Fair Market Value" (defined in paragraph 4(B)(iii) per share of Common Stock on the date of such grant.

          C.    Duration of Outside Directors' Options. Each Outside Director's Option shall expire five (5) years from the date of grant; otherwise, an Outside Director's Option shall not be subject to forfeiture or termination.

          D.    Exercise. An outside director may exercise an Outside Director's Option, if exercisable, by providing written notice to the Company addressed to the Secretary of the Company at 9310 Broadway, Bldg. I, San Antonio, Texas 78217; provided that the Company may change such address upon notice to the Optionee. The written notice shall specify the number of shares of Common Stock being exercised, and by paying the full exercise price. The written notice shall also include such written representations, warranties and covenants as may be required by the Company, Company counsel or the applicable Administrator.

          E.    Termination. Upon the termination of the Plan or the unavailability of shares of Common Stock for issuance under the Plan, no additional Outside Directors' Options shall be granted.

        7.     Written Agreements. Options shall be evidenced by agreements (which need not be identical) in such forms as the applicable Administrator may from time to time approve. Such agreements shall conform to such terms, conditions and provisions as are applicable hereunder and may contain such other terms and conditions and provisions as the applicable Administrator deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of the Option. An Option may provide for acceleration of vesting in the event of a change in control of the Company, in the discretion of and as defined by the applicable Administrator. The applicable Administrator may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such agreements. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such agreements.

        8.     Adjustments. Upon the happening of any of the following described events, an Optionee's rights with respect to Options granted to him hereunder, shall be adjusted as hereinafter provided, unless otherwise specifically provided, in addition or to the contrary, in the written agreement between the recipient and the Company relating to such Option.

          A.    Certain Corporate Events. In the event shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company or of another corporation, each Optionee with respect to each Option held by such Optionee shall be entitled, subject to the conditions herein stated, to purchase (or have used for measurement purposes) such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock which such Optionee would have been entitled to purchase (or have used for measurement purposes) with respect to such Option except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange. In the alternative, in the event of a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company (a "Corporate Event"), the Administrator may provide for the cancellation of each Option in connection with the Corporate Event in exchange for the payment to each Optionee of an amount in cash equal to (i) the value of the cash or other consideration to be received by holders of Common Stock per share of Common Stock in connection with the Corporate Event, multiplied by (ii) the number of Option Shares that remain subject to the Option, less (iii) the aggregate Exercise Price of the Option. Without limiting the generality of the foregoing, if the value of the cash or other consideration to be received by holders of Common Stock per share of Common Stock in connection with the Corporate Event is less than the Exercise Price of the Option, the Option may be cancelled without the consent of the Optionee and without the payment of any additional consideration.

          B.    Stock Dividends. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which at the time shall be subject to an Option, each Optionee upon exercising an Option shall be entitled to receive (for the purchase price paid upon such exercise) (or have used for measurement purposes) the shares or other consideration as to which he is exercising his Option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, or other consideration as he would have received if he had been the holder of the shares as to which he is exercising (or which are used for measurement in connection with) his Option at all times between the date of grant of such Option and the date of its exercise.

          C.    New Securities. If any person or entity owning Common Stock obtained by exercise of an Option receives new or additional or different shares or securities ("New Securities") in connection with a corporate transaction described in subparagraph A above or a stock dividend described in subparagraph B above as a result of owning Common Stock, such New Securities shall be subject to all of the conditions and restrictions applicable to the Common Stock with respect to which such New Securities were issued, including all conditions and restrictions imposed by applicable U.S. and state securities laws.

          D.    Cash Dividends. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company, unless specified to the contrary by the applicable Administrator in the agreement evidencing such Option.

          E.    Fractional Shares. No fractional shares shall actually be issued under the Plan. Any fractional shares which, but for this subparagraph E, would have been issued to an Optionee shall be deemed to have been issued and immediately sold to the Company for their Fair Market Value, as determined in accordance with paragraph 4(B)(iii), and the Optionee shall receive from the Company cash in lieu of such fractional shares.

          F.     Adjustments. Upon the happening of any of the foregoing events described in subparagraphs A or B above, the class and aggregate number of shares set forth in paragraph 3 which may be issued pursuant to the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Board shall determine the specific adjustments to be made under this paragraph 8 and its determination shall be conclusive.

        9.     Means of Exercising Options; Rights as a Shareholder. An Option (or any part or installment thereof) shall be exercised as specified in the agreement granting such Option, which agreement may specify any legal method of exercise. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by his Option until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 8 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

        10.   Transferability of Options. Except as otherwise provided in the Plan, no Option granted under the Plan shall be transferrable by an Optionee other than by will or the laws of descent and distribution.

        11.   Term of the Plan; Shareholder Approved. This Plan was adopted by the Board effective as of June 27, 2003, subject to approval of the Plan by the holders of a majority of the outstanding shares of the Company at the next meeting of shareholders present in person or by proxy at the next meeting of shareholders and shall terminate on June 27, 2013. Options may be granted under the Plan at any time on or after June 27, 2003, even if prior to the date of shareholder approval of the Plan; provided, however, that such date shall not be prior to the date on which the applicable Administrator acts to approve the grant or award.

        The Plan shall be subject to approval by the shareholders of the Company within 12 months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under the requirements relating to the administration of stock option plans under state and federal corporate laws, state and federal securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options are granted under the Plan.

        12.   Termination; Amendment. The Board may terminate or amend the Plan in any respect at any time, except that no amendment requiring shareholder approval under provisions of the Code and related regulations relating to ISOs, under the 1934 Act or the rules thereunder or the listing requirements of the securities exchange in which the Common Stock is listed will be effective without approval of shareholders as required and within the times set by such rules.

        13.   Application of Funds. The proceeds received by the Company from the sale of shares pursuant to the exercise of Options shall be used for general corporate purposes.

        14.   Withholding of Additional Income Taxes. Upon the exercise of an Option, the occurrence of a Disqualifying Disposition (as defined in paragraph 4(G)), the vesting of Common Stock acquired on the exercise of an Option hereunder, or any other event in connection with an Option, the Company, in accordance with Section 3402(a) of the Code, may require the Optionee, purchaser, or holder or exerciser of an Option to pay additional withholding taxes in respect of the amount that is considered compensation includable in such Optionee's gross income.

        15.   Governing Law; Construction. The validity and construction of the Plan and the agreements evidencing Options shall be governed by the laws of the State of Texas. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

        16.   At-Will Employment. Neither the Plan nor any Option shall confer upon any Optionee any right with respect to continuing the Optionee's relationship as an employee with the Company or any Related Corporation, nor shall it interfere in any way with the Optionee's, the Company's or a Related Corporation's right to terminate such relationship at any time, with or without cause, and with or without notice.

        17.   Inability to Obtain Authority. The inability of the Company to obtain authority from any governmental authority or regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Common Stock as to which such requisite authority shall not have been obtained.

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  Exhibit 4.4
PIONEER DRILLING COMPANY 2003 STOCK PLAN